Exhibit 99.1

FOR IMMEDIATE RELEASE

October 17, 2019

Codorus Valley Bancorp, Inc.

Reports Third Quarter 2019 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), today announced net income of $5.2 million or $0.53 per share basic and $0.52 per share diluted, for the quarter ended September 30, 2019, as compared to net income of $5.1 million or $0.51 per share basic and diluted, for the quarter ended September 30, 2018. For the first nine months of 2019, net income was $14.2 million or $1.43 per share basic and $1.42 per share diluted, compared to $15.2 million or $1.54 per share basic and $1.53 per share diluted, for the first nine months of 2018. Earnings per share as reported were adjusted for a 5 percent stock dividend declared by the Board of Directors of the Corporation on October 8, 2019, payable on December 10, 2019 to shareholders of record at the close of business on October 22, 2019.

“Earnings for the third quarter 2019 increased slightly from the same period in 2018,” stated Larry J. Miller, Chairman, President/CEO. Miller continued, “In August 2019, PeoplesBank opened its twelfth Retirement Community Office at Bethany Village, a continuing care retirement community located in Mechanicsburg, PA. August 2019 also marked the one-year anniversary of the opening of the new Oregon Pike location in Lancaster County, PA. We have been pleased with the number of new retail and business clients we have served and the positive growth in loans and deposits since our opening. Our positive experience this past year has further validated the growth opportunities for PeoplesBank in the Lancaster market. In September, we announced plans to open a Lancaster City location in spring 2020.”

The Corporation’s net interest income for the three months ended September 30, 2019 was $16.0 million, a decrease of $400,000 or 2.6 percent when compared to the net interest income of $16.4 million for the same period in 2018. For the nine months ended September 30, 2019, net interest income was $47.8 million, reflecting a decrease of $100,000 or 0.1 percent compared to $47.9 million for the nine months ended September 30, 2018. The Corporation’s tax-equivalent net interest margin was 3.68 percent for the nine months ended September 30, 2019 compared to the tax-equivalent net interest margin of 3.88 percent for the same period in 2018. The decrease was attributed to a temporary increase in balance sheet liquidity and changes in the yield curve.

There was no provision for loan losses for the three months ended September 30, 2019 compared to $1.3 million for the same period in 2018. The decreased provision expense was primarily attributed to a decline in loan balances and an increase in specific reserve allocations for impaired assets of $1.1 million, which were primarily offset by declines in the general reserve. The increase in specific reserve allocations was primarily attributable to the transfers of three commercial credits to nonaccrual status during the third quarter. For the nine months ended September 30, 2019, the provision for loan losses was $2.3 million compared to $1.8 million for the first nine months of 2018. The Corporation’s nonperforming assets ratio was 2.26 percent as of September 30, 2019, an increase from the nonperforming assets ratio as of December 31, 2018 of 1.67 percent and an increase from the nonperforming assets ratio as of September 30, 2018 of 1.00 percent.

Noninterest income for the third quarter of 2019 was $3.5 million, an increase of $200,000, or 5.0 percent, as compared to noninterest income of $3.3 million for the third quarter of 2018. For the first nine months of 2019, noninterest income was $10.3 million, an increase of $200,000, or 2.7 percent compared to $10.1 million for the first nine months of 2018. Higher trust and investment services fees and income from bank owned life insurance was offset by lower gains on sale of loans held for sale.

Noninterest expense was $12.9 million for the third quarter of 2019, an increase of $900,000, or 7.1 percent, as compared to noninterest expense of $12.0 million for the third quarter of 2018. For the first nine months of 2019, noninterest expenses totaled $37.9 million, an increase of $1.0 million, or 2.8 percent, as compared to $36.9 million for the first nine months of 2018. Higher personnel costs accounted for the majority of the increase, which was offset by lower charitable donations.

Income tax expense for the quarter ended September 30, 2019 and 2018 was $1.4 million. Income tax expense for the nine months ended September 30, 2019 was $3.8 million compared to $4.0 million for the same period in 2018. The effective tax rates for the three months ended September 30, 2019 and 2018 were 21.6 percent and 21.4 percent, respectively. The effective tax rates for the nine months ended September 30, 2019 and 2018 were 21.2 percent and 21.0 percent, respectively.

Other News

As recently announced, on October 8, 2019, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.16 per share, payable on November 12, 2019 to shareholders of record at the close of business on October 22, 2019.

Also on October 8, 2019, a 5 percent common stock dividend was declared, payable on December 10, 2019 to shareholders of record at the close of business on October 22, 2019.

In August, PeoplesBank announced plans to close the Fallston Financial Center located in Fallston, Maryland. Clients who are housed at the Fallston location are being reassigned to the Perry Hall Financial Center, located seven miles away. The location will close effective December 6, 2019.

PeoplesBank announced in September plans to open a Financial Center in Lancaster City at 101 N. Queen Street in early spring 2020. This location will be part of a newly updated mixed use four story building that includes retail, office and residential living.

We continue to purchase shares of the Corporation’s stock under the Share Repurchase Program (the “Program”), which began in June. As of September 30, 2019, the Corporation has repurchased 156,800 shares in the amount of $3,530,989. Repurchased shares are retained as treasury shares to be available for future issuance, with 23,236 shares reissued as of September 30, 2019.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2018 Form 10-K and 2019 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Larry D. Pickett, CPA - Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Interest income	$21,466	$20,796	$63,877	$59,223
Interest expense	5,453	4,364	16,090	11,367
Net interest income	16,013	16,432	47,787	47,856
Provision for loan losses	0	1,300	2,250	1,800
Noninterest income	3,473	3,307	10,338	10,067
Noninterest expense	12,851	12,002	37,916	36,882
Income before income taxes	6,635	6,437	17,959	19,241
Provision for income taxes	1,432	1,377	3,806	4,044
Net income	$5,203	$5,060	$14,153	$15,197
Basic earnings per share	$0.53	$0.51	$1.43	$1.54
Diluted earnings per share	$0.52	$0.51	$1.42	$1.53

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	September 30,	December 31,	September 30,
	2019	2018	2018
Cash and short term investments	$127,346	$96,782	$85,348
Investment securities	167,469	155,515	152,211
Loans	1,500,391	1,489,807	1,497,822
Allowance for loan losses	(21,164)	(19,144)	(18,234)
Net loans	1,479,227	1,470,663	1,479,588
Premises and equipment, net	26,782	24,724	24,844
Operating leases right-of-use assets	2,408	0	0
Goodwill	2,301	2,301	2,301
Other assets	63,863	57,495	56,479
Total assets	$1,869,396	$1,807,480	$1,800,771

Deposits	$1,560,024	$1,495,280	$1,470,259
Borrowed funds	105,588	122,332	143,934
Operating leases liabilities	2,579	0	0
Other liabilities	11,832	11,122	12,981
Shareholders' equity	189,373	178,746	173,597
Total liabilities and shareholders' equity	$1,869,396	$1,807,480	$1,800,771

Codorus Valley Bancorp, Inc.
Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2019	2019	2019	2018	2018	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2019	2018
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$5,203	$4,859	$4,091	$4,345	$5,060	$14,153	$15,197
Basic earnings per share	$0.53	$0.49	$0.41	$0.44	$0.51	$1.43	$1.54
Diluted earnings per share	$0.52	$0.49	$0.41	$0.44	$0.51	$1.42	$1.53
Cash dividends paid per share	$0.152	$0.152	$0.152	$0.141	$0.141	$0.456	$0.423
Tangible book value per share (2)	$19.10	$18.69	$18.18	$17.78	$17.35	$19.10	$17.35
Book value per share	$19.33	$18.92	$18.41	$18.01	$17.59	$19.33	$17.59
Average shares outstanding	9,860	9,926	9,927	9,887	9,868	9,904	9,848
Average diluted shares outstanding	9,923	9,991	9,997	9,977	9,980	9,971	9,949

Performance Ratios (%)
Return on average assets (3)	1.12	1.06	0.91	0.96	1.14	1.03	1.16
Return on average equity (3)	10.98	10.45	9.04	9.84	11.66	10.17	11.97
Net interest margin (4)	3.60	3.75	3.69	3.78	3.86	3.68	3.88
Efficiency ratio (5)	65.48	62.42	66.35	66.43	60.30	64.72	63.12
Net overhead ratio (3)(6)	2.01	1.93	2.07	2.15	1.95	2.00	2.06

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (3)	0.00	0.03	0.03	0.00	0.06	0.02	0.02
Allowance for loan losses to total loans (7)	1.42	1.44	1.34	1.29	1.22	1.42	1.22
Nonperforming assets to total loans and foreclosed real estate	2.26	1.82	1.95	1.67	1.00	2.26	1.00

Capital Ratios (%)
Average equity to average assets	10.16	10.13	10.02	9.80	9.74	10.11	9.73
Tier 1 leverage capital ratio	10.50	10.58	10.58	10.46	10.39	10.50	10.39
Common equity Tier 1 capital ratio	12.33	12.49	12.16	12.15	11.82	12.33	11.82
Tier 1 risk-based capital ratio	13.00	13.16	12.84	12.83	12.49	13.00	12.49
Total risk-based capital ratio	14.25	14.42	14.09	14.08	13.73	14.25	13.73

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) noninterest expense less noninterest income as a percentage of average assets

(7) excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

	2019	2019	2019	2018	2018
(in thousands, except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Total Shareholders' Equity	$189,373	$187,520	$182,807	$178,746	$173,597
Less: Preferred Stock	0	0	0	0	0
Less: Goodwill and Other Intangible Assets	(2,313)	(2,314)	(2,315)	(2,316)	(2,318)
Tangible Shareholders' Equity	$187,060	$185,206	$180,492	$176,430	$171,279

Common Shares Outstanding	9,794	9,909	9,930	9,925	9,872
Book Value Per Share	$19.33	$18.92	$18.41	$18.01	$17.59

Book Value Per Share	$19.33	$18.92	$18.41	$18.01	$17.59
Effect of Intangible Assets	(0.24)	(0.23)	(0.23)	(0.23)	(0.23)
Tangible Book Value Per Share	$19.10	$18.69	$18.18	$17.78	$17.35

This report contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.